Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INVESTORS FINANCIAL SERVICES CORP.

Investors Financial Services Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCL”), does hereby certify as follows, pursuant to Section 242 of the GCL:

FIRST:  That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors, at a meeting held on August 13, 2002, in accordance with Section 242 of the GCL, duly adopted a resolution (i) proposing an amendment to the Certificate of Incorporation of the Corporation, (ii) declaring said amendment to be advisable and in the best interests of the Corporation’s stockholders and (iii) directing that the matter be submitted to the stockholders of the Corporation for the approval of said amendment.

SECOND:  The amendment to the Certificate of Incorporation of the Corporation was duly adopted at the Annual Meeting of Stockholders of the Corporation held on April 15, 2003, in accordance with Section 242 of the GCL.

THIRD:  That in accordance with the aforementioned resolution, the Corporation’s Certificate of Incorporation is hereby amended by inserting at the end of Article NINTH thereof, the following new Article NINTH, paragraph 16:

16. Limitation of Indemnification.  Notwithstanding anything to the contrary contained in this Article NINTH, no indemnification or insurance coverage provided for hereunder shall exceed that permitted by applicable law.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, Investors Financial Services Corp. has caused this certificate to be signed by Kevin J. Sheehan, its Chief Executive Officer, as of this 16th day of April, 2003.

INVESTORS FINANCIAL SERVICES CORP.

By:	/s/Kevin J. Sheehan
	Name:	Kevin J. Sheehan
	Title:	Chief Executive Officer